Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

VERTIS, INC.

a Delaware corporation

Pursuant to the provisions of Sections 242(a) and 303 of the General Corporation Law of the State of Delaware (the “GCLD”), the undersigned Vertis, Inc. (the “Corporation”) does hereby certify:

1.             The Restated Certificate of Incorporation of the Corporation is hereby amended by adding article NINTH as follows:

NINTH: Subject to further amendments of this Amended and Restated Certificate of Incorporation of the Corporation, as provided by applicable law, the Corporation shall not issue any non-voting equity securities in violation of Section 1123(a)(6) of title 11 of the United States Code.

2.             This amendment to the Restated Certificate of Incorporation has been deemed approved without the need for Board of Directors or stockholder approval pursuant to Section 303 of the GCLD because it is adopted pursuant to the Joint Plan of Reorganization of the Corporation and certain of its subsidiaries, dated July 15, 2008 as confirmed on August 26, 2008 by the United States Bankruptcy Court for the District of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, I hereby sign my name and affirm that the statements made herein are true under the penalties of perjury, this 17th day of October, 2008.

VERTIS, INC.

By:	/s/ John V. Howard, Jr.
Name: John V. Howard, Jr.
Title: Secretary

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF VERTIS, INC.]